UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2005 (March 14, 2005)

MISSION RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-09498	76-0437769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Lamar, Suite 1455, Houston, Texas 77010-3039

(Address of principal executive offices)

(713) 495-3000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 14, 2005, Mission Resources Corporation (the “Company”) entered into an employment agreement with William R. Picquet pursuant to which Mr. Picquet, age 53, was employed by the Company as its Senior Vice President, Operations & Engineering. Prior to joining the Company, Mr. Picquet served as the Chief Executive Officer of M3 Energy, LLC, a private E&P company from May, 2003 to March, 2005. From November, 2002 to May, 2003, he served as Managing Director - USA of Waterous & Company. Mr. Piquet served as Director of Deloitte Energy Ventures from November, 2001 to November, 2002. He has also served as President and CEO of Advantage Energy Services Ltd. from 1997 to 2001 and as Senior Vice President - North America of Gulf Canada Resources Ltd. from 1995 to 1997. He was President of Torch Operating Company from 1990 to 1994. Mr. Picquet received a B.S. in Natural Gas Engineering from Texas A&M University at Kingsville, graduating with highest honors. He is a registered Professional Engineer and a member of the Society of Petroleum Engineers and the American Petroleum Institute.

The employment agreement has a term of three years with automatic extensions that continually set the term at three years unless earlier terminated, and provides for a base salary of $225,000 per year. In addition, Mr. Picquet will be considered for annual bonuses and raises by the Compensation Committee based on his performance, and is entitled to participate in all life, disability, medical and dental, health and accident and profit sharing or deferred compensation plans and such other plan or plans as may be implemented by the Company during the term of the agreement. If Mr. Picquet is terminated by the Company for “cause” as defined in the agreement, he will not be entitled to any severance or other termination benefits except for any unpaid salary accrued through the date of his termination. If Mr. Picquet is terminated without “cause” or for “good reason” as defined in the agreement, he will be entitled to receive in a lump sum an amount equal to two times his highest base salary during the last two years immediately proceeding the date of termination and a pro rata portion of the annual bonus that would have been paid to him for the full year in which such termination occurred. In addition upon termination without “cause” or for “good reason,” all options, vested and unvested, will become fully exercisable for the lesser of one year after termination or their remaining term. The agreement also provides that in the event Mr. Picquet is terminated without “cause” or for “good reason” within one year of a “change of control” as defined in the agreement, he will be entitled to receive in a lump sum an amount equal to two times his highest base salary during the last two years immediately proceeding the date of termination and a pro rata portion of the annual bonus that would have been paid to him for the full year in which such termination occurred, which in no event will be less than one-half of his then current salary. In addition, he will also be entitled to a gross-up for certain taxes on the lump sum payment and all options, vested and unvested, will become fully exercisable for the lesser of one year after termination or their remaining term. The agreement also contains confidential information and non-solicitation provision. The agreement is included as Exhibit 10.1 to this Form 8-K, and the description of the agreement is qualified in its entirety by reference to such Exhibit.

The Company also entered into a non-statutory stock option grant agreement with Mr. Picquet granting him non-qualified stock options to purchase 250,000 shares of the Company’s common stock. These options were granted without stockholder approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). The terms of the options are as follows: exercise price of $7.14 per share (fair market value on the grant date); vesting as to 50% of the option shares on the grant date, as to 75% of the option shares one year following the grant date and as to 100% of the option shares two years following the grant date; and any option shares which remain unexercised on the tenth anniversary of the grant date shall expire. The non-statutory stock option grant agreement is included as Exhibit 10.2 to this Form 8-K, and the description of the agreement is qualified in its entirety by reference to such Exhibit.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

None

(b) Pro forma financial information.

None

(c) Exhibits.

10.1	Employment Agreement dated as of March 14, 2005, between Mission Resources Corporation and William R. Picquet.

10.2	Non-statutory Stock Option Grant Agreement dated as of March 14, 2005, between Mission Resources Corporation and William R. Picquet

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISSION RESOURCES CORPORATION

Date: March 16, 2005	/s/ Ann Kaesermann
Ann Kaesermann
Vice President Accounting and Investor Relations, CAO